Schedule A

Transactions – Past 60 days

Date	Nature of Transaction	Shares	Price Per Share
03/03/25	Purchase of Shares in Open Market	3,746	$74.97
03/04/25	Purchase of Shares in Open Market	3,746	$72.16
03/05/25	Purchase of Shares in Open Market	2,532	$73.77
03/06/25	Purchase of Shares in Open Market	2,818	$74.96
03/10/25	Purchase of Shares in Open Market	2,079	$74.93
03/11/25	Purchase of Shares in Open Market	3,937	$74.57
03/12/25	Purchase of Shares in Open Market	4,124	$74.56
03/13/25	Purchase of Shares in Open Market	3,284	$74.80
03/25/25	Purchase of Shares in Open Market	1,058	$75.00
03/26/25	Purchase of Shares in Open Market	180	$75.00
03/28/25	Purchase of Shares in Open Market	2,640	$74.96
03/31/25	Purchase of Shares in Open Market	2,819	$74.79
04/01/25	Purchase of Shares in Open Market	31	$74.69
04/03/25	Purchase of Shares in Open Market	500	$74.98
04/04/25	Purchase of Shares in Open Market	5,863	$70.52
04/07/25	Purchase of Shares in Open Market	6,071	$66.65
04/08/25	Purchase of Shares in Open Market	6,071	$68.12
04/09/25	Purchase of Shares in Open Market	6,071	$68.30
04/10/25	Purchase of Shares in Open Market	6,071	$68.64
04/11/25	Purchase of Shares in Open Market	4,343	$70.41
04/14/25	Purchase of Shares in Open Market	4,265	$72.05
04/15/25	Purchase of Shares in Open Market	5,168	$73.24
04/16/25	Purchase of Shares in Open Market	5,168	$74.11
04/17/25	Purchase of Shares in Open Market	5,168	$74.55
04/21/25	Purchase of Shares in Open Market	5,308	$73.87
04/22/25	Purchase of Shares in Open Market	5,021	$74.87